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                                                                   EXHIBIT 10.19

                    ASSIGNMENT OF STOCK PURCHASE AGREEMENTS

     Covington Energy Inc. ("Covington"), a Delaware corporation, 2301 14" Street, Suite 404, Gulfport, MS 39501 for and in consideration of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, does hereby Grant, Bargain, Sell, Assign, Convey, and Transfer to Gulfport Oil & Gas Inc., ("Gulfport") a Delaware corporation, 2301 14' Street, Suite 404, Gulfport, MS 39501, all of its right, title, and interest in the following described Agreements: Stock Purchase Agreement by and between ARXA International Energy Inc. ("ARXA") and Covington dated April 2, 1999; Amended Stock Purchase Agreement by and between ARXA and Covington dated April 28, 1999.

     Covington hereby represents and warrants that it is a validly existing corporation in good standing under the laws of the state of Delaware and has full right, power and authority to enter into and execute this Assignment of Stock Purchase Agreements and has duly executed this Assignment. This Assignment of Stock Purchase Agreements is legal, valid and binding upon Covington and is enforceable against Covington in accordance with the above terms. It is the intent of Covington to grant, bargain, sell, and assign to Gulfport all right, title and interest in the above Agreements to purchase 21 million shares of common stock in ARXA.

EXECUTED AND DELIVERED THIS 7th DAY OF MAY, 1999.


                                    Covington Energy Inc.


                                    By: /s/ Norris R. Harris
                                        -----------------------------
                                        Norris R. Harris

                                        President